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                                                                     EXHIBIT 8.1




                               September 11, 2003

Western Wireless Corporation
3650 131st Avenue, S.E.
Bellevue, WA  98006

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with certain resales of the 4.625% Convertible Subordinated Notes Due 2023 ("Notes") of Western Wireless Corporation (the "Company") and the Class A Common Stock ("Common Stock") Issuable Upon Conversion of the Notes.

         We have prepared the discussion contained under the caption "Certain United States Federal Income Tax Considerations" in the prospectus that is part of the Registration Statement. In our opinion, such discussion accurately summarizes the material federal income tax considerations relating to the purchase, ownership, and disposition of the Notes and Common Stock.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/  Jones Day